PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED APRIL 18, 1997                    REGISTRATION NO. 333-17519


                                  $103,500,000

                                 S3 INCORPORATED

                  5-3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                                       AND
                             SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

   This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 5-3/4% Convertible Subordinated Notes due 2003 (the "Notes") of S3 Incorporated (the "Company") and the shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

   This Prospectus Supplement should be read in conjunction with the Prospectus dated April 18, 1997, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

   The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                         NUMBER OF
                   PRINCIPAL AMOUNT  PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                      OF NOTES           NOTES             THAT          COMMON STOCK
       NAME        THAT MAY BE SOLD   OUTSTANDING     MAY BE SOLD (1)   OUTSTANDING (2)
       ----        ----------------   -----------     ---------------   ---------------

The SMM Co.
B.V.  . . . . . .    $11,000,000          11.7            572,320             1.1

_____________

*   Less than 1%.


(1) Assumes conversion of the full amount of Notes held by such holder at the initial conversion price of $19.22 per share; such conversion price is subject to adjustment as described under "Description of the Notes-Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 49,287,108 shares of Common Stock outstanding as of May 29, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder.
                             ____________________

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
       AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE  RISK FACTORS
                   BEGINNING ON PAGE 3 OF THE PROSPECTUS.

                             ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ____________________

The date of this Prospectus Supplement is May 30, 1997.